Filed Pursuant to Rule 424(b)(2)
Registration No. 333-260663

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	$600,000,000	$55,620

Pricing Supplement Dated August 3, 2022
(To Prospectus dated November 1, 2021 and
Prospectus Supplement dated November 1, 2021)

PACCAR Financial Corp.

Medium-Term Notes, Series Q - Fixed Rate

CUSIP # 69371RR99

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☒ MUFG Securities Americas Inc.

☐ BofA Securities, Inc.

☒ BNP Paribas Securities Corp.

☒ J.P. Morgan Securities LLC

☒ Mizuho Securities USA LLC

☐ RBC Capital Markets, LLC

☐ SMBC Nikko Securities America, Inc.

☐ TD Securities (USA) LLC

☐ U.S. Bancorp Investments, Inc.

☒ Wells Fargo Securities, LLC

☒ Other:

ING Financial Markets LLC

ANZ Securities, Inc.

Siebert Williams Shank & Co., LLC

acting as  ☒  principal  ☐  agent

at:	☐ varying prices related to prevailing market prices at the time of resale

☒ a fixed initial public offering price of 99.929% of the Principal Amount.

Principal Amount: $600,000,000	Original Issue Date: August 11, 2022 (T+6)

Agent’s Discount or Commission: 0.200%	Final Maturity Date: August 11, 2025

Net Proceeds to Company: $598,374,000	Interest Payment Dates: Semi-annually on each February 11 and August 11, commencing February 11, 2023 Record Dates: January 28 and July 28 preceding the applicable Interest Payment Date

Interest Rate: 3.550% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.
☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage: ____%

Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.
☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check  ☐

Issue Price: ____%

Form:  ☒    Book-Entry      ☐    Certificated

The Notes are expected to be delivered in book-entry only form through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking S.A., on or about August 11, 2022.

Plan of Distribution:

Name	Title	Principal Amount of Notes
MUFG Securities Americas Inc.	Bookrunner	$120,000,000
J.P. Morgan Securities LLC	Bookrunner	$120,000,000
Wells Fargo Securities, LLC	Bookrunner	$120,000,000
BNP Paribas Securities Corp.	Bookrunner	$72,000,000
ING Financial Markets LLC	Bookrunner	$72,000,000
Mizuho Securities USA LLC	Bookrunner	$72,000,000
ANZ Securities, Inc.	Co-Manager	$12,000,000
Siebert Williams Shank & Co., LLC	Co-Manager	$12,000,000

Total		$600,000,000

Other Provisions:

N/A